EXHIBIT 10.197

Dated    July 2010

CALYPTE BIOMEDICAL CORPORATION (1)

MARR TECHNOLOGIES B.V. (2)

MARR TECHNOLOGIES LIMITED (3)

and

MARR TECHNOLOGIES ASIA LIMITED (4)

DEBT AGREEMENT

THIS AGREEMENT is dated	July 2010 and is made BETWEEN:

(1)	CALYPTE BIOMEDICAL CORPORATION a Delaware corporation whose registered office is at 16290 SW Upper Boones Ferry Road, Portland, OR 97224, USA (“Calypte”);

(2)	MARR TECHNOLOGIES B.V. a company incorporated in the Netherlands whose registered office is at Strawinskylaan 1431, 1077 XX Amsterdam, The Netherlands (“MTBV”);

(3)	MARR TECHNOLOGIES LIMITED a company incorporated in Mauritius whose registered office is at 7th Floor New Caudan, Dias Pier, Caudan Waterfront, Port Louis, Mauritius (“MTL”); and

(4)	MARR TECHNOLOGIES ASIA LIMITED a company incorporated in the Seychelles whose registered office is at Oliaji Trade Center, 1st Floor, Victoria, Mahe, Seychelles (“MTAL”)

each a “Party” and together the “Parties”.

WHEREAS:

A.
On 4 April 2005, Calypte and the investors who are parties thereto, including MTBV, entered into a purchase agreement (the “Purchase Agreement”), pursuant to which Calypte issued to such investors certain secured 8% convertible promissory notes. Calypte has issued to MTBV, pursuant to the Purchase Agreement, an initial note dated 4 April 2005 in a principal amount of $2,800,000 (the “Initial MTBV Note”) and subsequent notes as interest payments (the Initial MTBV Note and all subsequent notes, as amended by amendment agreements dated 21 March 2007, 3 July 2007 and 4 December 2007, being the “MTBV Notes”).

B.
On 4 April 2005, Calypte as borrower and MTBV as lender entered into a credit facility agreement, as amended by amendment agreements dated 23 November 2005, 22 February 2006, 26 July 2006, 22 December 2006, 6 February 2007, 21 March 2007 and 4 December 2007 (the “Credit Facility”) under which MTBV has lent Calypte money and Calypte has issued to MTBV various secured promissory notes (the “CF Notes”).

C.
Calypte and MTL are shareholders in Beijing Calypte Biomedical Technology Ltd., a company organised and existing in China (“Beijing Calypte”). Calypte is the holder of a 51% equity interest in Beijing Calypte and MTL is the holder of a 49% equity interest in Beijing Calypte.

D.
Calypte and MTAL are shareholders in Beijing Marr Biopharmaceutical Co. Ltd., a company organised and existing in China (“Beijing Marr”). Calypte is the holder of a 51% equity interest in Beijing Marr and MTAL is the holder of a 49% equity interest in Beijing Marr.

E.
MTBV, MTL and MTAL are Affiliates. MTBV is, subject to the satisfaction of certain conditions, willing to release Calypte from $3,000,000 of its indebtedness to MTBV under the MTBV Notes and the CF Notes and to convert the balance of such indebtedness into shares of Calypte.

NOW IT IS HEREBY AGREED as follows:

1	Definitions and interpretation

1.1	In this Agreement:

“Affiliate” means in relation to a Party any of the following from time to time: its subsidiaries and any holding company or parent undertaking of that Party and all other subsidiaries of any holding company or parent undertaking of that Party;

“Aggregate Indebtedness” means the aggregate indebtedness at the relevant time of Calypte to MTBV  arising under the MTBV Notes and the CF Notes, including accrued interest;

“BC Shareholders Agreement” means the agreement dated as of 1 September 2005 between Calypte and MTAL relating to, among other things, the ownership and operation of Beijing Calypte;

“BM Shareholders Agreement” means the agreement dated as of 21 December 2005 between Calypte and MTAL relating to, among other things, the ownership and operation of Beijing Marr;

“Beijing Calypte” has the meaning given in the recitals to this Agreement;

“Beijing Marr” has the meaning given in the recitals to this Agreement;

 “Conversion Price” means the lesser of (a) $0.042 and (b) the lowest price per share at which SF Capital Partners Limited or Morningtown Limited has agreed to convert into Shares indebtedness of Calypte to them arising pursuant to the Purchase Agreement;

”Marr Group” means MTBV, MTL, and MTAL collectively and as to each of them;

“Shareholders Agreements” means the BC Shareholders Agreement and the BM Shareholders Agreement and “Shareholders Agreement” means either or the relevant one of them;

“Shares” means ordinary shares of Calypte par value $0.03 ranking in all respects pari passu with all shares of Calypte in issue; and

“$” or “Dollars” means the lawful currency for the time being of the United States of America.

1.2	In this Agreement any references to:

(a)	a clause or schedule is to a clause or schedule to this Agreement;

(b)	a document is to that document as amended, varied, supplemented or replaced from time to time;

(c)	a “person” include an individual, firm, unincorporated association or body corporate; and

(d)	a collective defined term shall refer to the collective set and, unless the facts, context, or sense of this Agreement clearly require otherwise, shall also extend to mean “…and each of them”.

2	Debt release and conversion to shares

2.1	Subject to the terms and conditions of this Agreement, the debt release and conversion to Shares, if any, shall occur as follows:

2.1.1
At such time (if any) as all of the conditions set out in clause 2.2  have been satisfied to the satisfaction of MTBV (other than those, if any, which MTBV has expressly waived by signed written notice to Calypte) (the “Effective Time”), the following shall automatically be deemed to  occur: (a) MTBV forever releases Calypte from $3,000,000 of the Aggregate Indebtedness and from any and all formal or informal intercompany obligations and/or claims of the Marr Group  against Calypte with effect from the time of this release and MTBV hereby waives with effect from such time all of its rights to demand payment or make claims for of all or any of such obligations ;and (b) Calypte converts the balance of the Aggregate Indebtedness as of December 31, 2009, being $ 6,398,353.11, at the Conversion Price into  152,341,741 Shares.

2.1.2
Prior to the Effective Time, MTBV and Calypte shall exchange (a) any and all of the original MTBV Notes and of the original CF Notes, to be provided by MTBV to Calypte, for (b) a stock certificate of  152,341,741 Shares in the name of MTBV , to be provided by Calypte to MTBV;

2.1.3
In the event a lower price per share conversion rate than the Conversion Price is granted to either or both of SF Capital Partners Limited and Morningtown Limited for any indebtedness of Calypte to them arising pursuant to the Purchase Agreement, then the number of Shares to be issued under clause 2.1 shall be recalculated in accordance with the lowest such price per share conversion rate.

2.2	The conditions referred to in clause 2.1 are:

2.2.1
(i) MTL or (ii) MTAL or (iii) another Affiliate of MTBV nominated by MTBV or (iv) a third party  nominated by MTBV   (registration with the applicable registry being effective evidence of such nomination) has been registered with the applicable Chinese registry as the owner of Calypte’s 51% equity interest in Beijing Calypte; and

2.2.2
(i) MTL or (ii) MTAL or (iii) another Affiliate of MTBV nominated by MTBV or (iv) a third party nominated by MTBV (registration with the applicable registry being effective evidence of such nomination) has been registered with the applicable Chinese registry as the owner of Calypte’s 51% equity interest in Beijing Marr; and

2.2.3
Calypte has entered into an agreement in form and substance satisfactory to MTBV for the provision by Calypte to Beijing Marr of, among other things, the technology, training and know how, all designed to enable Beijing Marr to produce HIV test kits; and

2.2.4
Calypte has lawfully and validly (including without limitation in accordance with its constitutional documents) issued to MTBV a share certificate in MTBV’s name for 152,341,741 Shares (subject to any increase in such number as a result of the operation of clause 2.1.3); and

2.2.5	Calypte has ceased to be indebted to SF Capital Partners Limited, Morningtown Limited and any other persons holding secured promissory notes issued pursuant to the Purchase Agreement.

2.3
The Shares resulting from the conversion hereunder shall be deemed to be issued and be subject to all the terms of the form of Subscription Agreement between Calypte and MTBV that was used for the last purchase of Shares by MTBV,

2.4
If by the date falling 3 months after the date of this Agreement, the release of indebtedness under clause 2.1 has not occurred, this Agreement shall, unless the Parties otherwise agree, automatically terminate.

2.5
If at any time prior to the release of indebtedness under clause 2.1, either (a) SF Capital Partners Limited or Morningtown Limited or any other persons holding secured promissory notes issued pursuant to the Purchase Agreement demands payment of all or any of Calypte’s indebtedness to such person, or (b) Calypte enters into a bankruptcy procedure, including without limitation, Chapter 7 or Chapter 11 proceedings, then this Agreement shall automatically terminate.

3	Warranties and undertakings

3.1	Each Party warrants that, as at the date of this Agreement:

3.1.1	it has full power to enter into and perform its obligations under this Agreement and has taken all necessary action(s) to approve and authorise the transactions contemplated by this Agreement;

3.1.2
this Agreement constitutes its valid and binding obligations enforceable in accordance with the terms of this Agreement, subject to general principles of equity and laws affecting creditors' rights generally; and

3.1.3
all relevant consents (if any) to its entering into this Agreement have been obtained and neither the entering into nor the performance by it of its obligations under this Agreement will constitute or result in any breach of any contractual or legal restriction binding on itself or its assets or undertakings.

3.2	Calypte warrants that the only persons holding secured promissory notes issued pursuant to the Purchase Agreement are MTBV, SF Capital Partners Ltd and Morningtown Limited.

3.3
MTBV undertakes that it will after the release of indebtedness under clause 2.1 above, upon the request of Calypte and at Calypte’s cost, execute such documents as are necessary to release the security granted to it by Calypte in connection with the MTBV Notes and the CF Notes.

4	Miscellaneous

4.1
An agreement for the transfer of Calypte’s 51% equity interest in Beijing Calypte and/or Beijing Marr may provide for the payment by the transferee to Calypte of cash consideration for the transfer of such equity interest. If this provision exists, it is acknowledged and agreed by Calypte that it exists solely to enable completion of the transfer of the equity interest to occur as soon as possible. Calypte hereby unconditionally and irrevocably (i) waives all of its right to receive such consideration and (ii) releases the transferee from its obligation to pay all or any of such consideration (the release of Calypte’s indebtedness to MTBV being the true consideration for the transfer).

4.2	The Shareholders Agreements shall be terminated as of the Effective Time and:

4.2.1	the parties to the Shareholders Agreements shall have no further rights or obligations under the Shareholders Agreements;

4.2.2
no party to a Shareholders Agreement shall be entitled to bring any claim against the other party to such Shareholders Agreement by reference to such Shareholders Agreement and hereby irrevocably waives any right to bring any such claim; and

4.2.3	nothwithstanding the terms of the Shareholders Agreements, no provision of either Shareholders Agreement shall survive termination of such Shareholders Agreement.

4.3
It is acknowledged and agreed that if, after the Effective Time, Calypte enters into a bankruptcy procedure, including without limitation, Chapter 7 or Chapter 11 proceedings, and a court, trustee in bankruptcy, liquidator or similar officer (however called), successfully challenges the arrangements reflected in this Agreement, all of Calypte’s indebtedness to MTBV arising under the MTBV Notes and the Credit Facility shall be revived as if it had never been released and all of MTBV’s rights arising under the relevant agreements shall be revived as if there had been no interruption. In addition, to the extent possible under applicable law, MTBV’s status as a first secured creditor of Calypte as at the date of this Agreement shall be recognised.

5	Entire Agreement

This Agreement represents the entire agreement between the Parties in relation to the subject matter of this Agreement and supersedes any previous agreement whether written or oral between the Parties in relation to that subject matter.

6	Counterparts

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument.

7	Notices

Any notice or other document to be given under this Agreement shall be in writing and shall either be delivered personally or sent by a recognised courier company (such as FedEx or DHL)  to the registered office of the party to be served and shall be deemed duly served (a) in a case of a notice delivered personally, at the time of delivery, and (b) in the case of a notice sent by courier, five clear business days after the day of dispatch or, if earlier, the date of receipt.

8	Choice of Law

This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

EXECUTED by CALYPTE BIOMEDICAL CORPORATION	…………………….. Authorised signatory

EXECUTED by MARR TECHNOLOGIES B.V.	…………………… Authorised signatory

EXECUTED by MARR TECHNOLOGIES LIMITED	…………………… Authorised signatory

EXECUTED by MARR TECHNOLOGIES ASIA LIMITED	…………………… Authorised signatory